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                       Section 403(b) Annuity Endorsement

     Made a part of the Contract and/or certificate to which it is attached

The Contract and/or certificate will be governed by this Endorsement and Code
Section 403(b), and any contrary provision in the Contract and/or certificate are amended as follows:

MAXIMUM PURCHASE PAYMENTS

1. Total and overall limitations on Purchase Payments in a calendar year for a Participant are subject to Code limitations and discrimination rules imposed upon annuity contracts governed by Code Section 403(b), as they may be amended from time to time. We assume no responsibility under this Contract and/or certificate for monitoring these limits for a Plan or for a Participant. Purchase Payments in excess of such limits or in violation of any discrimination rule (and earnings thereon) may be distributed by the Contractowner ("Owner"), Participant, or at the direction of the Plan, as permitted by law and by Section 3 of this Endorsement.

CHARACTERIZATION OF TRANSFER PURCHASE PAYMENTS

2. For all Purchase Payments transferred from another contract other than Lincoln Life, we must be provided with the following information in a form acceptable to us:

     a) The source of such Purchase Payments; for example, salary reduction, employer match, or post tax contributions. Where no source information is provided, we will treat such transfers as 403(b) salary reduction amounts.

     b) Whether such Purchase Payments are a rollover under Code Section 402 or a transfer from a 403(b) Plan pursuant to Revenue Ruling 90-24, 1990-1 C.B. 97; 1990-11 I.R.B. 6; and whether or not such transfer is subject to Code Section 403(b)(7). Where no such information is provided, we will treat such transfers as 90-24 transfers subject to Code Section 403(b)(1), and not subject to the terms of Code Section 403(b)(7).

     c) If a Purchase Payment is transferred pursuant Revenue Ruling 90-24, identification of such Purchase Payment made or earnings credited as being attributable to contributions made:

          (i)    prior to January 1, 1987
          (ii)   during 1987 and 1988; or
          (iii)  subsequent to December 31, 1988

Purchase Payments not properly identified will be treated as contributions attributable to (iii) for purposes of Section 3 and 4.

WITHDRAWAL REQUIREMENTS FOR SECTION 403(b) PLANS

3. Withdrawal requests for Participants under Section 403(b) Plans subject to ERISA must be approved in writing by the Plan's administrator; must provide instructions specifying the portion of a Participant's account value that is available for distribution; and provide instructions as to the disposition of non-vested amounts.

In addition, we may require that withdrawal requests for Participants under
Section 403(b) plans not subject to ERISA (and except for requests for amounts described in Section 2(c)) be accompanied by certification and/or documentation that an event permitting a withdrawal under Code Section 403(b) has occurred. We may rely upon such representations in honoring the withdrawal request.

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MINIMUM DISTRIBUTION REQUIREMENTS FOR SECTION 403(b) PLANS

4. Code Section 403(b)(10) requires a Participant to take withdrawals from the Contract or 403(b) Plan in a manner which satisfies requirements similar to the required minimum distribution rules under Code Section 401(a)(9) and the regulations promulgated thereunder. To the extent they apply to 403(b) Plans, these required minimum distribution rules are hereby incorporated by reference in this Endorsement as a permissible withdrawal, subject to
     Section 3. This incorporation by reference includes changes made to such minimum distribution rules by legislation, proposed and final regulation, or rulings by the United States Department of Treasury.

     We assume no responsibility for monitoring withdrawals, mandating distributions or insuring compliance with these required minimum distribution rules.

NONTRANSFERABLE

5. The Participant's interest in this Contract is nontransferable within the meaning of Section 401(g) of the Code. This Contract or the Participant's interest in this Contract may not be sold, assigned, discounted, or pledged as collateral for a loan and may not be alienated except under the terms of a qualified domestic relations order within the meaning of Section 414(p) of the Code.

DIRECT TRANSFERS

6. Direct transfers to another arrangement pursuant to Revenue Ruling 90-24, 1990-1 C.B. 97; 1990-11 I.R.B. 6 or transfers to purchase service credits under a defined benefit governmental plan pursuant to Code Section 403(b)(13), as either rule may be amended from time to time, may be made in the manner permitted by law.

DIRECT ROLLOVER

7. A Participant's account values may be rolled over to another plan in accordance with Code Sections 403(b)(8) and 402(c), as they may be amended from time to time, subject to Section 3 of this Endorsement and in a time and manner prescribed by us.

DISTRIBUTION OF CUSTODIAL ACCOUNT CONTRIBUTIONS

8. Purchase Payments transferred from any plan or arrangement which has been identified by the Participant or Owner as being subject to Code Section 403(b)(7) will continue to be subject to Code Section 403(b)(7), and is subject to Sections 3 and 4, unless otherwise agreed upon between us and the Owner.

OWNER AND ANNUITANT

9. If the Owner is an Employer, it represents that it is an eligible organization described in Section 403(b)(1)(A) of the Code and that the Plan or arrangement meets the requirements of Code Section 403(b).

     The term "Employee" will mean the individual for whose benefit the Employer established an annuity program under Code Section 403(b). This Employee will be the Annuitant under the Contract.

     If the Owner is an Employee of the Employer, the Annuitant under the Contract will be that Employee.

     A contingent Owner or a joint Owner cannot be named.

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AUTHORITY TO AMEND TO COMPLY WITH TAX CODE

10. We reserve the right to amend or modify the Contract or this Endorsement to the extent necessary to comply with any law, regulation, ruling or other requirement necessary to establish or maintain the tax treatment under Code
     Section 403(b).

ERISA REQUIREMENTS

If this Contract is subject to the requirements of ERISA, we are not the Plan Administrator. Any responsibility related to the appropriateness of any withdrawal, consents (or revocation thereof), or any other fiduciary decision related to the administration of the Plan is that of the Employer or the Plan Administrator.

                  The Lincoln National Life Insurance Company


                  /s/ Lorry J. Stensrud
                      Lorry J. Stensrud
                      Executive Vice President and
                      Chief Executive Officer of Annuities